Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Incentive Plan for TOR Minerals International, Inc. (formerly Hitox Corporation of America) of our audit report dated 18th January, 2000 for the period 1st July, 1999 to 31st December, 1999 and our reports dated 6th August, 1999 and 28th October, 1998 for the financial years ended 30th June, 1999 and 1998, which reports are included in TOR Minerals International, Inc.'s Current Report on Form 8-K/A dated 12th May, 2000.

Deloitte Touche Tohmatsu

May 19, 2000
Malaysia